                                                              Exhibit 99.(d)(47)

                 AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT
                           (HARBOR MONEY MARKET FUND)

This Amendment ("Amendment") is made as of March 1, 2007 to the Investment Advisory Agreement, dated June 7, 2001, between Harbor Capital Advisors, Inc. (the "Adviser") and Harbor Funds (the "Trust"), on behalf of Harbor Money Market Fund (the "Agreement").

     WHEREAS, the parties agree to amend Paragraph 6, Compensation of the Adviser, of the Agreement to reduce the rate at which the Trust compensates the Adviser with respect to the Harbor Money Market Fund;

     NOW, THEREFORE, the parties agree as follows:

     1 Paragraph 6, Compensation of the Adviser, Line 3, the following is deleted:

               ".30% per annum of the average daily net assets"

          and the following is inserted in its place:

               ".20% per annum of the average daily net assets".

     2 Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

HARBOR FUNDS ON BEHALF OF
HARBOR MONEY MARKET FUND                    HARBOR CAPITAL ADVISORS, INC.

By: /s/ David G. Van Hooser                By: /s/ Charles F. McCain
    ----------------------------------         ---------------------------------

Name: David G. Van Hooser                   Name: Charles F. McCain

Title: President                            Title: Executive Vice President